Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-268703

Issuer Free Writing Prospectus, dated March 10, 2025

STEEL DYNAMICS, INC.
PRICING TERM SHEET

March 10, 2025

This term sheet to the preliminary prospectus dated March 10, 2025 should be read together with the preliminary prospectus before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus to the extent that it is inconsistent therewith.

$600,000,000 5.250% Notes due 2035 (the “2035 Notes”) $400,000,000 5.750% Notes due 2055 (the “2055 Notes”)
Issuer:	Steel Dynamics, Inc.
Security Type:	Senior Unsecured Notes
Expected Ratings*:	Baa2 / BBB / BBB+ (Stable / Stable / Stable)
Security:	5.250% Notes due 2035 5.750% Notes due 2055
Size:	2035 Notes: $600,000,000 2055 Notes: $400,000,000
Maturity Dates:	2035 Notes: May 15, 2035 2055 Notes: May 15, 2055
Coupon:	2035 Notes: 5.250% 2055 Notes: 5.750%
Interest Payment Dates:	2035 Notes: May 15 and November 15, commencing November 15, 2025
2055 Notes: May 15 and November 15, commencing November 15, 2025
Price to Public:	2035 Notes: 98.976% of the principal amount 2055 Notes: 97.029% of the principal amount
Benchmark Treasury:	2035 Notes: 4.625% due February 15, 2035 2055 Notes: 4.500% due November 15, 2054
Benchmark Treasury Price and Yield:	2035 Notes: 103-05+; 4.230% 2055 Notes: 98-31+; 4.562%
Spread to Benchmark Treasury:	2035 Notes: + 115 bps 2055 Notes: + 140 bps
Yield to Maturity:	2035 Notes: 5.380% 2055 Notes: 5.962%

Make-Whole Call:	2035 Notes: T + 20 bps 2055 Notes: T + 25 bps
Par Call Dates:	2035 Notes: At any time on or after February 15, 2035 (three months prior to the maturity date) 2055 Notes: At any time on or after November 15, 2054 (six months prior to the maturity date)
Trade Date:	March 10, 2025
Expected Settlement Date**:	March 12, 2025 (T+2)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	2035 Notes: 858119 BS8 / US858119BS89 2055 Notes: 858119 BT6 / US858119BT62
Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC PNC Capital Markets LLC BofA Securities, Inc. Wells Fargo Securities, LLC Truist Securities, Inc.
Senior Co-Managers:	BMO Capital Markets Corp. Citizens JMP Securities, LLC Fifth Third Securities, Inc.
Co-Managers:	BBVA Securities Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made to investors on or about March 12, 2025, which will be the second business day following the trade date set forth above (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: collect at 1-212-834-4533; Morgan Stanley & Co. LLC, telephone: 1-866-718-1649; Goldman Sachs & Co. LLC, telephone: 1-866-471-2526; and PNC Capital Markets LLC, telephone: 1-855-881-0697.

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